Exhibit 99.1

CONTACT:	Mark Brockelman VP/CAO
American Media, Inc.
(561) 998-7392

AMERICAN MEDIA, INC. REPORTS FIRST

QUARTER FISCAL 2006 RESULTS

BOCA RATON (August 12, 2005) - American Media, Inc. (AMI), the nation’s largest publisher of celebrity, health and fitness, and Spanish language magazines, today announced results for the first quarter ended June 30, 2005.

Financial Highlights:

•	Revenues for the fiscal quarter ended June 30, 2005 decreased 1.7% to $131.1 million, compared to $133.4 million for the prior year primarily as a result of one less issue of Fit Pregnancy in the current quarter.

•	Operating income for the fiscal quarter ended June 30, 2005 decreased 38.7% to $15.2 million from $24.8 million for the prior year, as a result of the continued investment in quality subscription circulation of $4.4 million and $2.6 million of launch expenses associated with Celebrity Living and Looking Good Now.

David J. Pecker, American Media’s Chairman, President and CEO commented, “Our current fiscal 2006 quarter reflects our continued reinvestment plan for AMI which we began implementing last year. We continue to see our investment in Star pay dividends with overall circulation up 21%, advertising revenues up 68% and subscriptions up 108%. Additionally, 150 new advertisers have joined the magazine. Advertising Age and Ad Age.com cited Star as ‘the leading magazine in the celebrity market with ad page gains of 26.3%’ for the first six months of calendar 2005.”

“In response to the success of lower priced celebrity weeklies, we launched a new glossy title, Celebrity Living, at a $1.89 cover price, the lowest in the category. Celebrity Living contains 100 pages of fashion, beauty, news and lifestyle of celebrities, which differentiates it from all other magazines in the category. During our fiscal 2006 first quarter, we published nine issues of Celebrity Living. The early results are excellent and we plan to be nationally distributed by October.”

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“Looking Good Now is also proving to be very successful through the first six issues of the launch. Current issues are selling at 200,000 copies each and is only being distributed in half the country. It will be fully distributed by October. Looking Good Now reinforces our leadership in the health and fitness market, joining our other publications, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, Muscle & Fitness and Flex.”

Regarding the National Enquirer, Mr. Pecker said, “While Star has not been impacted by the increased competition in the celebrity market, we continue to lose market share with our other weekly newspaper publications which are down 13.5% versus prior year. The primary driver of this decline in newsstand units is the National Enquirer. To address this issue, in April, we relocated the magazine from Florida to New York and hired an entire new editorial team from the U.K. We increased the editorial pages from sixty to seventy-two, changed the editorial content to focus more on celebrity news and crime with less concentration on human interest stories. The cover price was also increased to $2.99 from $2.69. We are happy to report that for the first six issues of our second quarter, the new National Enquirer’s unit sales have rebounded and are up 8.4% versus the first quarter.”

The following are highlights of AMI’s financial results as compared to the prior year’s fiscal quarter.

Overall advertising revenues, including the issue of Fit Pregnancy previously mentioned, were $1.5 million or 3.4% better than the prior year’s comparable fiscal quarter primarily due to Star which was up $2.2 million or 68%. Overall newsstand revenue was down $1.6 million or 2.3% primarily as a result of a 13.5% reduction in unit sales for our weekly newspaper publications partially offset by cover price increases. As previously mentioned, the primary driver of the decline in newsstand units relates to the National Enquirer. Newsstand sales for Star and our other weekly newspaper publications declined 3.6% and 6.7%, respectively, versus the prior year’s comparable fiscal quarter.

Other revenues are down approximately $1.2 million or 14.1% due to the inclusion in other revenues of a one-time custom magazine published in the prior year as well as the unfavorable timing of certain international licensing agreements.

Operating expenses increased by $7.3 million, or 6.7% as compared to the prior year’s comparable fiscal quarter. This increase relates to launch costs for Celebrity Living and Looking Good Now ($2.6 million) coupled with our continued subscription investment to maintain the highest quality subscriptions ($4.4 million) and an increase in depreciation and amortization ($0.9 million).

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Operating income for the fiscal quarter ended June 30, 2005 decreased 38.7% to $15.2 million from $24.8 million compared to the prior year’s fiscal quarter. This decrease resulted from the circumstances previously mentioned.

Other income (expense) increased for the current fiscal quarter by $1.7 million to $1.6 million as compared to the prior year’s comparable fiscal quarter. The increase in other income (expense) relates to $1.6 million in cash received from a barter advertising agreement during the current fiscal quarter. We provided advertising to a third party during fiscal 2001 in exchange for equity in the respective company. There was no revenue recognized related to this transaction; only the cost to provide advertising space. This $1.6 million is not reflected in our Debt Covenant EBITDA as described below.

Net loss was $2.3 million for the June 2005 fiscal quarter compared to net income of $0.7 million in the prior year’s comparable fiscal quarter. This decrease in net income resulted from the circumstances previously mentioned offset by reduced interest expense of $3.0 million. Additionally, the Company’s provision for income taxes decreased for the current fiscal quarter by $1.9 million to a $1.3 million benefit compared to the prior year’s comparable fiscal quarter, primarily due to the overall reduction in pre-tax income.

Debt Covenant EBITDA

The Company’s bank credit agreement requires it to be in compliance with certain maintenance covenants, which include maintaining specified leverage ratios, a consolidated interest expense ratio and a consolidated fixed charge ratio. As of June 30, 2005, the Company was in compliance with all of its covenants. Calculations of the ratios utilize Debt Covenant EBITDA. Debt Covenant EBITDA is a non-GAAP financial measure and should not be construed as a measurement of financial performance. Debt Covenant EBITDA is presented to identify add-backs to and deductions from net income as required under the terms of the credit agreement. Accordingly, Debt Covenant EBITDA is presented as it is a meaningful measurement for our debt compliance. The following table summarizes Debt Covenant EBITDA for the fiscal quarters ended June 28, 2004 and June 30, 2005 (dollars in 000’s) and sets forth reconciliation to net income (loss) for those periods.

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	Fiscal Quarter Ended June 28, 2004	Fiscal Quarter Ended June 30, 2005
Net income (loss)	$720	$(2,279)
Add (deduct):
Interest expense	23,436	20,389
Income taxes	590	(1,270)
Depreciation and amortization	11,105	11,975
Other (income) expense, net (1)	56	(1,624)
Restructuring charge (2)	—	125
Star and National Enquirer re-launch and new titles launch expenses (3)	3,859	3,608
Management fees (4)	500	500

Debt Covenant EBITDA	$40,266	$31,424

(1)	Net loss for the fiscal quarter ended June 30, 2005 includes $1.6 million related to cash received from a barter advertising agreement during the current fiscal quarter. We provided advertising to a third party during fiscal 2001 in exchange for equity in the respective company. There was no revenue recognized related to this transaction; only the cost to provide advertising space was recognized.
(2)	As noted in Footnote 13 to the consolidated financial statements, net income for the fiscal quarter ended June 30, 2005, includes a restructuring charge of $0.1 million.
(3)	The Company’s Credit Agreement allows for the add-back of certain non-recurring Star and National Enquirer re-launch costs and expenses relating to the launch of new magazine titles to the extent such charges and expenses were incurred during such quarters.
(4)	The Company’s amended Credit Agreement allows for the add-back of management fees.

Our Debt Covenant EBITDA for the fiscal quarter ended June 30, 2005 decreased 22.0% to $31.4 million from $40.3 million compared to the prior year’s comparable fiscal quarter. This decrease resulted from the circumstances mentioned above.

AMI Conference Call:

The senior management of AMI will hold a conference call to discuss our first quarter results on August 12, 2005 at 3:00 p.m. EST. To access the teleconference, please dial (888) 774-1632, reservation number 21257207, ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through August 19, 2005, which can be accessed by dialing (800) 633-8284, reservation number 21257207.

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

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The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward looking statements are the risk that the Company may not be able to successfully develop its magazine operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations, including the financial covenants under its senior credit facility; actions of rating agencies; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

American Media, Inc. is a leading publisher in the field of celebrity journalism, health & fitness, country music and Spanish language magazines. Our publications include Star, Shape, Celebrity Living, Men’s Fitness, Fit Pregnancy, Natural Health, Muscle & Fitness, Flex, MPH, Shape en Espanol, Looking Good Now, National Enquirer, Globe, Country Weekly, Mira!, and other weekly and monthly publications. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Diagnostic Imaging Group.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include Fisher Scientific, Houghton Mifflin, Michael Foods, National Waterworks, Nortek, Rayovac, Refco Group, Simmons Company, Snapple Beverage, Transwestern Publishing, Warner Chilcott and Warner Music Group.

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AMERICAN MEDIA OPERATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands)

	UNAUDITED
	Three Months Ended
	June 28, 2004	June 30, 2005
Revenues	$133,447	$131,131

Operating expenses	97,540	103,940
Depreciation and amortization	11,105	11,975

Total operating expenses	108,645	115,915

Operating income	24,802	15,216

Interest expense	(23,436)	(20,389)
Other income (expense), net	(56)	1,624

Income (loss) before income taxes	1,310	(3,549)

Provision (benefit) for income taxes	590	(1,270)

Net income (loss)	$720	$(2,279)